Exhibit 99.1

December 31, 2002

Dear Creditors and Stockholders:

SMLX Technologies, Inc. and its wholly owned subsidiary ARETHREE, INC. today filed a "General assignment for the benefit of creditors" with the Assignee Michael P. Phelan of Michael Moecker & Associates. A group led by myself and Gerry Wochna, our vice president, had invested $1,200,000 in the stock of SMLX in 1998 making us the largest stockholders in the Company. It's with great regret that the Board of Directors must proceed with this decision after exhausting many avenues of funding, in a shrinking economy.

Over this past year we have settled some of the litigation that previous management left us with, but were unable to raise any additional capital to promote the sale of our Dental Airbrator during the past year. The ARETHREE subsidiary borrowed over $379,000 on a secured basis, from Robertson & Partners, the only available source of financing, to develop and promote its Gener3ations cosmeceutical brand. ARETHREE had one distributor based out of Korea that signed a Distribution Agreement for 10 countries in the Far East and later agreed to license our Transdermal Technology if after investigation it found the Technology attractive. After paying us a refundable option deposit of $100,000 in August 2002 they announced to us last week that they were no longer interested in the Transdermal Technology. Their reasons related mostly to a dissatisfaction with their patent search. As a result, they did not make their December 15th $100,000 License payment which, in effect, canceled the Option Agreement. They also stated that due to slow payment from their customers they would probably not be ordering the quantity of product under the Distribution Agreement they had contracted for. Needless to say, we are extremely disappointed with these events.

Additionally, we have been expecting a written order from QVC for over five months which to date has not materialized. We have been told that it is just a matter of time and that QVC would like to run the first program sometime in January. It is impossible to build the business on mere hope and empty promises without something tangible such as a meaningful purchase order to back it up.

In summary, the matters above have put us in our current situation and without additional funding (which simply cannot be found with our balance sheet and prospects) we are taking the present action.

Any further questions or correspondence should be made directly to the Assignee Michael P. Phelan, Michael Moecker & Associates, Inc., 6861 SW 196 Avenue, Suite 201-04, Pembroke Pines, FL 33332. Phone (954) 252-1560; Fax (954) 252-2791.
Email mphelan@moecker.com.



Kenneth H. Robertson
President
SMLX Technologies, Inc.